Exhibit 4.1

AMENDMENT NO. 2 TO
RIGHTS AGREEMENT

THIS AMENDMENT NO. 2, to the Rights Agreement, dated as of May 27, 2011 (this “Amendment”) amends that certain Rights Agreement dated as of August 11, 2010, as amended on February 11, 2010 (the “Rights Agreement”) between Red Robin Gourmet Burgers, Inc., a Delaware corporation (the “Company”) and American Stock Transfer & Trust Company, LLC, a New York limited liability company, as rights agent (the “Rights Agent”).  Except as otherwise provided herein, or unless the context otherwise requires, all terms used herein shall have the meanings assigned to them in the Rights Agreement.

RECITALS

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement subject to the terms of the Rights Agreement;

WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is desirable and in the best interests of the Company and its stockholders; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and intending to be legally bound, the parties hereto agree as follows:

1.                                       Amendment of Section 7(a).  Section 7(a) of the Rights Agreement is amended in its entirety to read:

“(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof properly and duly executed, to the Rights Agent at the Designated Office of the Rights Agent, together with payment of the Purchase Price for each one one-thousandth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) May 27, 2011 (the “Expiration Date”), (ii) the time at which a Permitted Offer is consummated (the “Permitted Offer Expiration Date”, and the earliest of the Expiration Date and the Permitted Offer Expiration Date, the “Final Expiration Date”), (iii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), or (iv) the time at which such Rights are exchanged as provided in Section 24 hereof.  The Rights shall expire on the Final Expiration Date, and upon such expiration, all rights pertaining thereto shall be extinguished.”

2.                                       Effectiveness.  This Amendment shall be deemed effective as of the date first written above, as if executed on such date.  Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

3.                                       Miscellaneous.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.  This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.  If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Attest:		RED ROBIN GOURMET BURGERS, INC.

By:	/s/ Douglas L. Christman	By:	/s/ Stephen E. Carley
Name: Douglas L. Christman		Name: Stephen E. Carley
Title: Associate General Counsel		Title: Chief Executive Officer

Attest:		AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Isaac J. Kagan	By:	/s/ Paula C. Aroppoli
Name: Isaac J. Kagan		Name: Paula C. Aroppoli
Title: Vice President		Title: Senior Vice President